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                                                                    EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES COMPUTATIONS
($ in thousands)

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
Ratio of Earnings to Fixed Charges Computations                        Year ended         Year Ended        Year Ended
                                                                       12/31/1995         12/31/1996        12/31/1997
                                                                       ------------------------------------------------
Earnings:
  Income before taxes                                                       3,298              3,300          5,863
  Plus: fixed charges, less preferred dividends                               101                495            876
                                                                       ------------------------------------------------
Total Earnings                                                              3,399              3,795          6,739
Fixed Charges:
  Interest Expense                                                             11                139            407
  Preferred dividends                                                           -                  -            983
  Interest Component of Operating Leases                                       90                356            469
                                                                       ------------------------------------------------
Total Fixed Charges                                                           101                495          1,859

Ratio                                                                       33.8x               7.7x           3.6x


DEFICIENCY OF EARNINGS TO FIXED CHARGES COMPUTATION
($ in thousands)

                                                                                                           Three months
                                                                       Year ended         Year Ended          Ended
                                                                        12/31/98           12/31/99          03/31/00
                                                                       -----------------------------------------------
Earnings:
     Loss before taxes                                                     (21,425)           (33,664)          (9,499)
     Plus: fixed charges, less preferred dividends                          17,677             28,216            9,353
                                                                       -----------------------------------------------
 Total Earnings                                                             (3,748)            (5,448)            (146)


 Fixed Charges:
     Interest Expense                                                        1,197              5,244            2,907
     Preferred dividends                                                     2,575                  -                -
     Amortization of Original Issue Discount and Debt Issue Costs           15,710             22,064            6,213
     Interest Component of Operating Leases                                    770                908              233
                                                                       -----------------------------------------------
 Total Fixed Charges                                                        20,252             28,216            9,353

                                                                       -----------------------------------------------
 Total Deficiency                                                         $ 24,000           $ 33,664          $ 9,499
                                                                       ===============================================
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